Exhibit 24.1

                    TAUBER AND BALSER, P.C.
                 Certified Public Accountants
                   3340 Peachtree Road, N.E.
                         Suite 250
                     Atlanta, GA 30326


                    INDEPENDENT AUDITORS' CONSENT

As independent auditors of Southeastern Research & Recovery, Inc. ("SRR"), we hereby consent to the incorporation of our report dated April 11, 2001 (except Note G, which is dated June 21, 2001), relating to the balance sheet of SRR as of December 31, 2000, and the related statements of operations and statement of changes in cash flows for the years ended December 31, 1999 and 2000 in the Form 8-K/A of Corporate Vision, Inc. reporting on its acquisition of SRR to be filed on or about September 30, 2001.

/s/ Tauber and Balser, P.C.
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Tauber and Balser, P.C.
Atlanta, Georgia
September 30, 2001